Exhibit 10.30
DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of December 28, 2006 (the “Effective Date”), by and among the following: (1) SecureAlert, Inc., a Utah corporation (the “Company”), with its principal executive office located at 150 West Civic Center Drive, Suite 400, Sandy, UT  84070: (2) RemoteMDx, Inc., a Utah corporation (“RMDX”) with its principal executive office located at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070; and (3) Security Investment Holdings, LLC, a Utah limited liability company (“Distributor”) with its principal office located at 2522 Alice Drive, West Jordan, Utah 84088.

RECITALS

WHEREAS, the Company is, among other things, the manufacturer and seller of electronic location monitoring devices (the “Device”) and provider of services for the monitoring, maintenance and repair of the Device (“Device Services”); and

WHEREAS, the Company and Distributor now desire to enter into a business arrangement whereby Distributor will provide specific Services (as defined herein) for the Company under the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing premises, and in consideration of the mutual covenants, promises, and agreements here, it is hereby agreed as follows:

AGREEMENT

1.           Term.

1.1           Initial Term.  The initial term of this Agreement shall commence as of the Effective Date and shall continue until the earlier of: (i) three (3) years after the Effective Date or (ii) the date this Agreement is terminated in accordance with the terms hereof (the “Initial Term”).

1.2           Renewal Term.  This Agreement will automatically renew for consecutive one (1) year terms under the same terms and conditions set forth herein (each a “Renewal Term”) unless terminated in accordance with the terms hereof.  Either party may elect not to renew the Agreement by delivering written notice to the other party at least ninety (90) days but not more than one hundred twenty (120) days prior to the end of the then existing term.  The Renewal Term(s), if any, together with the Initial Term are collectively referred to hereinafter as the “Term.”

2.           Services and Performance.

2.1           Services.  During the Term of this Agreement, Distributor shall perform the following services (collectively, the “Services”) for the Company:

(a)           Distributor shall use commercially reasonable efforts to identify, locate and introduce potential purchasers of the Device and Device Services to the Company (including, but not limited to, governmental entities, agencies, bureaus and the representatives thereof) and assist the Company in securing binding contracts for the Company’s sale of Devices and Device Services to such potential customers identified and introduced by the Distributor (“Distributor Initiated Customers”);

(b)           Distributor shall deliver units of the Device to Distributor Initiated Customers, train such customers in the use of the Device, provide relevant information to such customers relating to the Device and Device Services, and otherwise assist such customers by responding to requests for information relating to the Device and Device Services; and

(c)            Distributor shall provide guidance and advice to the Company with regard to the Company’s strategy to exploit its products and services, and such other support for the Company’s products and services as the parties may mutually agree.

2.2           Distributor’s Resources.  Distributor shall employ a sufficient number of trained professional staff and shall have sufficient facilities and resources necessary to perform the Services in accordance with the terms of this Agreement.  Distributor is solely responsible for all costs associated with providing the Services.

2.3           Assignment and Sub-Licensing.  The rights and obligations of Distributor under this Agreement are personal to Distributor and, except as expressly provided herein, may not be sold, assigned, delegated, transferred or conveyed, nor shall Distributor sub-license the duties or any rights or interests herein without the Company’s prior written consent, and any such action shall be null and void.  Any such unauthorized action, or any attempt at any such unauthorized action, shall constitute a material breach of this Agreement.  In the event of any such unauthorized action, any consideration or fees of any type received by Distributor from an intended unauthorized transferee or sub-licensee shall be deemed to be collected by Distributor for and on behalf of the Company and shall be forthwith paid to the Company.

3.           Sales, Payments and Pricing.

3.1           Sales.  All contracts with Distributor Initiated Customers for the sale of Devices and for Device Services will be entered into directly by the Company and the Company will provide Device Services to Distributor Initiated Customers.

3.2           Payments.  The Company shall collect all amounts due from Distributor Initiated Customers for sales of Devices and Device Services.

3.3           Pricing.  The retail prices for the Device and Device Services (including equipment warranty and non-emergency airtime for subscribers and sales personnel) shall be determined solely by the Company.  The Company shall inform the Distributor in writing of any pricing changes and any such changes will become effective upon receipt by Distributor of notice thereof.

3.4           Initial Sale To Distributor: Effective on the Effective Date, Distributor will purchase from the Company 667 units of the Device for $400,000.  As to these 667 units of the Device purchased by Distributor pursuant to this Section 3.4 only, the Company will charge a daily Device Service fee for such units which will be $1.00 per day per active Device less than the then-effective daily Device Service fee.  This reduction in the daily Device Service fee for the 667 units sold under this Section 3.4 will only apply for a period of three (3) years from the Effective Date.

4.           Commission.

4.1           Commission.  For each Device or Device Service sold by the Company to a Distributor Initiated Customer, the Company shall pay Distributor a commission based upon the daily fee it receives from a Distributor Initiated Customer for each active Device.  The per day/per active Device commission is as follows:

(a)	For contracts with Distributor Initiated Customers within the State of Utah: $0.60 per day per unit.

(b)	For contracts with Distributor Initiated Customers outside the State of Utah: $0.85 per day per unit.

4.2           Commission Payment.  Distributor is only entitled to receive a commission described in Section 4.1 when the Company has been paid in full by the customer for the specific Device or Device Service.  The Company shall pay each month’s accrued commissions (based on accounts that are paid in full) on or before the 20th day of the succeeding month.  If a customer account is paid in full in a subsequent month, the Company shall include the commission in that subsequent month’s payment to Distributor.

4.3           Distributor Initiated Customer Report.  Together with each payment to Distributor pursuant to Section 4.2, above, the Company will provide Distributor a monthly subscriber report for Distributor Initiated Customers including payment, non-payment and cancellation information for such customers.

4.4                       Termination/Non-Renewal. In the event that this Agreement is terminated or not renewed pursuant to the terms of this Agreement, commissions due to distributor under this Agreement shall continue for a period of six (6) months following such termination or non-renewal.

5.           Issuance of RemoteMDx, Inc. Warrant.

In the even that sales of the Device and Device Services to Distributor Initiated Customers exceed five thousand (5,000) units, with set distributor initiative customers paying on the 5,000 units for a period of six months, upon notice and request by Distributor, RMDx will issue to Distributor a Warrant (in substantially the form annexed hereto as Exhibit A, as such form may be modified in the discretion of RMDx to comply with any applicable federal or state securities laws) for the purchase of 200,000 shares of RMDx common stock at $1.00 per share (the “Warrant”).  The Warrant will be exercisable from the date of issuance through May 17, 2011.

6.           Distributor Contacts With Potential Customers.

6.1           Written Approvals for Potential Distributor Initiated Customers. The Distributor shall not contact any person, entity, or organization on behalf of the Company in connection with the sale or marketing of the Device and Device Services without the Company’s prior written consent.

6.2           Identification of Distributor Initiated Customers. The Company’s consent to and approval of Distributor’s contacts with potential Distributor Initiated Customers shall be evidenced by the listing of such potential customers on Exhibit B, attached hereto and incorporated herein by this reference, and the Company’s Initials next to the name of such potential customer on Exhibit B.  The inclusion of a potential Distributor Initiated Customer on Exhibit B shall establish that the Distributor was the source for such customer, thereby entitling Distributor to receive commissions for sales of Devices/Device Services to such customer pursuant to Section 4, above.

6.3           Term of Company Approvals.  The Company’s approval of potential Distributor Initiated Customer shall be valid for six (6) months from the time that the potential Distributor Initiated Customer is added to Exhibit B.  If a potential customer does not enter into a contract for Devices/Device Services with the Company within such six (6) month period of being placed on Exhibit B, the potential customer will no longer be considered a Distributor Initiated Customer under this Agreement.  In the event that a potential customer is removed from Exhibit B pursuant to this Section 6.3, Distributor may seek the Company’s approval to re-list such potential customer discretion, may approve such request and re-list such potential customer on Exhibit B as a potential Distributor Initiated Customer

6.4                         Referrals.                                All referrals that the Company receives as a result of Distributor’s efforts will be forwarded to Distributor.

7.           Marketing, Promotion and Training Materials.

The Company will supply marketing, promotion and training materials to be used by Distributor in connection with the marketing and distribution of the Devices and Device Services.  Distributor shall only use marketing, promotion and training materials supplied by the Company unless the Company has provided written pre-approval for the use of specified non-Company provided materials.  Distributor is solely responsible for any expenses incurred by Distributor in connection with any marketing promotions.

8.           Warranties and Representations.

Distributor agrees that it shall not make any warranty or representation to any person regarding the nature, capability, dependability or terms of sale or service regarding the Device or Device Services which are not made in Company-provided or Company-approved marketing or promotional materials of that are not otherwise specifically pre-approved in writing by the Company.

9.           Indemnity.

9.1           The Company’s Indemnity.  The Company agrees to indemnify and hold harmless Distributor and Distributor’s parent, subsidiaries, affiliates, successors, assigns, officers, directors, members, governors, shareholders, employees and agents (the “Distributor Indemnified Parties”) from and against any and all losses, damages, liabilities, obligations, judgments, reasonable attorneys fees and costs, settlements, costs and other expenses (collectively, “Losses”) associated with any claim that may be asserted against a Distributor Indemnified Party arising as a direct result of any material breach by the Company of this Agreement during the Term of this Agreement in connection with Distributor Initiated Customers (a “Company Indemnified Claim”).  The Company’s indemnity obligations under this section for any Company Indemnified Claim shall not exceed the lesser of: (i) the actual aggregate amount of any Losses for a Company Indemnified Claim or (ii) the aggregate amount of all commissions paid by the Company to Distributor in connection with the Distributor Initiated Customer giving rise to such Company Indemnified Claim over the 12-month period immediately preceding the date on which Distributor receives notice of such Company Indemnified Claim.

9.2           Distributor’s Indemnity.  Distributor hereby agrees to indemnify and hold harmless the Company and the Company’s parents, subsidiaries, affiliates, successors, assigns, officers, directors, members, governors, shareholders, employees and agents (the “Company Indemnified Parties”) from and against any Losses that directly or indirectly arises from, or is related to, any material breach by Distributor of this Agreement, including, but not limited, any Losses resulting from the negligent or intentional misrepresentation by Distributor or its employees or agents to any person or entity with respect to the Device or Device Services (a “Distributor Indemnified Claim”).

9.3           Indemnification Procedure.

(a)           Within five (5) business days of receipt of notice of an actual or potential Indemnified Claim (either a Company Indemnified Claim or Distributor Indemnified Claim, as applicable), the indemnified party will notify the indemnifying party of the existence of any actual or potential Indemnified Claim and shall tender the defense of the Indemnified Claim to the indemnifying party.

(b)           The indemnifying party will assume the defense, at its sole expense, and with legal counsel reasonably acceptable to the indemnified party, of any claim or proceeding as to which such indemnifying party has an indemnification obligation hereunder.  If the indemnifying party fails to do so, the indemnified party will have the right to assume its own defense, and, subject to other applicable provisions of this Agreement, the indemnifying party will be obligated to reimburse the indemnified party for any and all reasonable expenses (including but not limited to reasonable attorneys’ fees and costs) incurred in the defense of such claims or litigation, in addition to the indemnifying party’s other indemnity obligations hereunder.

(c)           The indemnified party may, at is sole cost and expense, retain counsel to monitor the Indemnified Claim, provided that such counsel shall not have authority to take any action that affects the defense of the Indemnified Claim unless the indemnified party disclaims its right to indemnification hereunder.

(d)           An indemnifying party may not enter into any settlement or compromise of any claim without the prior written consent of the indemnified party unless such settlement or compromise is solely for money damages or will have no continuing effect in any material respect on the indemnified party.

(e)           In the event that an indemnified party is subject to any demand or claim which involves conduct that is outside of the scope of this indemnification as well as an Indemnified Claim, the indemnified party shall cooperate with the indemnifying party in the defense of the Indemnified Claim, and may control the overall defense of such action, with the indemnifying party liable only to the extent of any Losses directly attributable to the Indemnified Claim component of such claim.

10.         Non-Solicitation.

Without the prior written consent of the other party, during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, each of the parties hereto agrees not to hire or sub-contract any employee or agent of the other party for purposes of providing services similar to those contemplated by this Agreement.

11.         Non-Competition.

Without the prior written consent of the Company, during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Distributor agrees not to promote, market, or distribute non-Company products and services which compete with the Device and Device Services.

12.         Termination.

This Agreement may be terminated by the Company: (a) immediately upon the occurrence of a material breach of this Agreement or fraud by Distributor and (b) for any reason upon thirty (30) days’ prior written notice to the Distributor.  This Agreement may also be terminated by the written agreement of the parties.

13.         Dispute Resolution.

13.1         Disputes.  The parties agree that in the event any dispute arises between them under this Agreement, they desire to avoid litigation.  Accordingly, the aggrieved party will give written notice of the dispute to the other party and both parties will attempt to settle the dispute amicably during the thirty (30)-day period following such notice.

13.2         Mediation.  If the dispute remains unsettled after the thirty (30)-day period referenced in Section 13.1, the parties agree to mediate their dispute with a mutually agreed upon mediator.  Mediation will, if possible, be conducted during the ninety (90)-day period following expiration of the thirty (30)-day period referenced in Section 13.1.

13.3         Arbitration.  If mediation fails to resolve the dispute within the ninety (90)-day period referenced in Section 13.2, the parties agree that the dispute will be submitted to final and binding arbitration by a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association (“AAA”) in effect at the time of the dispute.  Unless otherwise directed by the arbitrator, such arbitration must be concluded within one hundred twenty (120) days of the expiration of the ninety (90)-day period for mediation referenced in Section 13.2.

13.4         Situs.  Unless otherwise agreed to by the parties, any mediation or arbitration hearing or meeting held under this Section 13 shall take place in Salt Lake City, Utah.

13.5         Costs.  The costs of mediation (including the mediator’s fees and expenses and costs directly related to the conduct of the mediation, but excluding each party’s direct costs for transportation, attorneys, etc., for which each will be solely responsible) will be shared equally by the parties.  The costs of arbitration shall be allocated among or between the parties as determined by the arbitrator.

14.         Miscellaneous.

14.1         Compliance with Laws.  Distributor shall fully comply with all applicable laws, regulations, ordinances, court or agency decisions and other issuances having the authority of law regarding the matters that are the subject of this Agreement.

14.2         Authority.  Each of the persons who signs this Agreement represents and warrants that he or she has full power and authority to execute this Agreement on behalf of the party for whom he or she is signing, and that upon execution hereof, this Agreement will be valid, binding and enforceable against the party in accordance with its terms.

14.3         Governing Law.  This Agreement shall be construed according to and governed by the laws of the State of Utah, without giving effect to principles of conflict of laws.  The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Agreement will exclusively be in the state or federal courts located in Salt Lake City, Utah.

14.4         Notices.  All notices, demands or other communications which are required or permitted to be given pursuant to this Agreement shall be in writing and deemed to be duly delivered if delivered in person, by overnight mail, by certified mail, or by registered mail.

If to Company:	If to Distributor:

SecureAlert, Inc.	Security Investment Holdings, LLC
150 W. Civic Center Dr., Ste. 400	2522 Alice Drive
Sandy, UT 84070	West Jordan, UT 84088
Attn: President	Attn: Managing Member

If to RMDx:

RemoteMDx, Inc.
150 W. Civic Center Dr., Ste. 400
Sandy, UT 84070
Attn: President

Each of the foregoing shall be entitled to specify a different person and/or address by giving notice thereof pursuant to this section.

14.5         Amendments.  This Agreement may not be amended, modified, supplemented or waived orally, and may only be so amended, modified, supplemented or waived by an instrument in writing executed by the parties hereto.  Any change to Exhibit B hereto must be initialed by both parties.

14.6         Binding Effect.  This Agreement and all the terms and provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns.

14.7         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

14.8         Entire Agreement.  This Agreement contains the entire agreement between the Parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the Parties relating to the subject matter hereof.  There are no other understandings, statements, promises or inducements, oral or otherwise contrary to the terms of this Agreement.  No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any Party hereto.

14.9         No Implied Waiver.  No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing and delivered as per Section 14.4 by the party making the waiver.

14.10       Severability.  In the event that in any legal proceedings before a competent tribunal it is determined that any of the sections of this Agreement or any subsection, provision or, part thereof is invalid, such section, subsection, provision or part thereof shall be deemed to be severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the Effective Date.

THE COMPANY:		DISTRIBUTOR:
SecureAlert, Inc.		Security Investment Holdings, LLC

By:	________________________	By:	________________________
Name:	________________________	Name:	________________________
Title:	________________________	Title:	________________________

Date:	________________________	Date:	________________________

RMDx:

By:	________________________
Name:	________________________
Title:	________________________

Date:	________________________